Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6103 www.mediageneral.com

Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, August 22, 2012

Media General President and Chief Executive Officer Marshall N. Morton to Retire Dec. 31, 2012, Board Elects George L. Mahoney Successor

Richmond, VA - Media General, Inc. (NYSE:MEG) said today that the board of directors announced that company president and chief executive officer Marshall N. Morton, 66, plans to retire at the end of this year after 23 years of outstanding service to the company.  The board also announced that it has elected George L. Mahoney, 60, vice president-growth and performance, to succeed Mr. Morton, effective January 1, 2013.  In the interim, Mr. Mahoney will serve as vice president, chief operating officer.

J. Stewart Bryan III, chairman of the Media General board, said, “Marshall joined Media General as chief financial officer in 1989.  In his early years, we refocused Media General on its core strengths of local news, excellent journalism and southeastern markets.  As president, he guided Media General through unprecedented change in the media industry and a severe economic downturn.  I thank Marshall for his innumerable contributions to Media General, and I wish him and his wife, Caroline, all the best in retirement,” said Mr. Bryan.  “George has served with distinction in all his roles since joining Media General in 1993. As a strong company leader with deep media industry experience, he is the right person to lead the company forward as a pure television broadcaster with long-term financing arrangements that provide flexibility for future growth,” said Mr. Bryan.

Mr. Morton said, “I have worked closely with the board to plan for the best management succession at Media General.  I’m delighted that the board elected George to succeed me.  He has the experience, talent and energy to lead Media General to new successes, and I look forward to assisting in a smooth transition,” said Mr. Morton.

As vice president-growth and performance, Mr. Mahoney has been responsible for Media General’s digital media and mobile operations, including content initiatives that attract new audiences to all of the company’s platforms and programs to create new revenue streams.  He also has been responsible for central broadcast television operations, including master control, traffic and graphics.  Mr. Mahoney joined Media General in 1993 as general counsel and corporate secretary and was elected a corporate vice president in 2006.  As general counsel, he was deeply involved in all regulatory, legislative, other legal and operating matters related to the company’s television stations.  He has played an integral role in the company’s broadcast acquisitions.  He served the board of directors as corporate secretary for 18 years.  Since 2009, Mr. Mahoney also has led the company’s innovation process, which engages employees in new product development.

“Media General has a very promising future as a television broadcaster, with our portfolio of top ranked stations located in attractive markets,” said Mr. Mahoney.  “I am honored to have the opportunity to lead the company forward at this time of great opportunity.  We will capitalize on the new frontiers afforded by technology and evolving consumer preferences.  As we grow, we will uphold our commitment to trusted journalism and to our values of integrity, quality and innovation,” said Mr. Mahoney.

Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6103 www.mediageneral.com

Mr. Mahoney became vice president-growth and performance on October 1, 2011.  Prior to joining Media General, Mr. Mahoney was assistant general counsel for Dow Jones & Company from 1982-1993. He worked in New York City for the law firm Satterlee & Stephens from 1978-1982, specializing in First Amendment and intellectual property matters. He holds B.A. and J.D. degrees from the University of Virginia. Mr. Mahoney has been active with a number of community organizations.  He currently serves on the board of the Greater Richmond Chamber of Commerce and the Richmond Symphony and is a former board chair of St. Christopher’s School.  Other civic activities include Leadership Metro Richmond-Class of 2002 and serving as a past trustee of the Valentine Richmond History Center.  Mr. Mahoney and his wife, Cindy, have a daughter and a son.

Mr. Morton has been president and chief executive officer of Media General since July 1, 2005.  Prior to that, he had served as Media General’s chief financial officer since August 1989 when he joined the company as senior vice president. He became vice chairman and chief financial officer in July 2001. Mr. Morton was elected to Media General’s Board of Directors in 1997 and serves on its executive committee. Prior to joining Media General, he held a number of financial positions with West Point Pepperell, including corporate vice president and controller. Raised in Charlottesville, Va., and a U.S. Navy veteran, he earned B.A. and M.B.A. degrees from the University of Virginia. Mr. Morton is active in community and civic affairs.  He currently serves on the boards of the Virginia Museum of Fine Arts Foundation, the Science Museum of Virginia Foundation, the Darden School Foundation at the University of Virginia, the Virginia Foundation for Independent Colleges, and the Richmond Metro American Heart Association.  He is a past president of the Heart of Virginia Council-Boy Scouts of America, the Virginia Commonwealth University Foundation, Maymont Foundation and the Richmond Metropolitan Business Foundation.  Prior community service includes the Greater Richmond Chamber of Commerce Board of Directors, the VCU School of Business Advisory Board and the Board of Governors of St. Catherine’s School. He and his wife, Caroline, have a daughter and a son and four grandchildren.

Photos of Mr. Morton and Mr. Mahoney are available.

About Media General
Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms.  The company’s stations serve consumers and advertisers in strong local markets, primarily in the Southeastern United States. Media General’s network affiliates include eight NBC stations, eight CBS stations, one ABC station and one CW station.  Six of the company’s stations operate in the Top 40 markets in the United States.  Media General’s stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households.  Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate.  Today, WFLA is the company’s largest TV station, operating in the 14th largest DMA in the United States.  Media General continues to own The Tampa Tribune and its associated print properties and expects to enter into a transaction with one of several prospective buyers for the group.

Contact Us

Additional information about Media General is available on its web site www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 649-6103 or lnabhan@mediageneral.com.